Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS SECOND QUARTER 2009 RESULTS
•	Net Loss of $0.82 Per Share, Driven Primarily by Provisions for Commercial Loan Losses of $169 Million and a $137 Million Accounting Charge Relating to a Valuation Allowance on Deferred Tax Assets

•	Credit Losses Concentrated in Commercial Real Estate

•	Extension of Credit Facilities Achieves Goal of Match Funding Substantially All Legacy Loans

•	Approximately $211 Million in Loans Closed at CapitalSource Bank

•	Capital Levels Remain Strong
Chevy Chase, Md., August 6, 2009 — CapitalSource Inc. (NYSE: CSE) today announced financial results for the second quarter of 2009. Net loss for the quarter was $247 million, or $0.82 per diluted share, compared to a net loss of $104 million, or $0.36 per diluted share in the prior quarter and net income of $62 million, or $0.26 per diluted share in the second quarter of 2008.
“During the quarter and shortly thereafter we extended or paid off all of our credit facilities including our large syndicated bank facility, completing a critical phase of our 2009 strategy to extend the duration of our liabilities to better match the duration of parent company assets,” said John K. Delaney, CapitalSource Chairman and CEO. “After a successful debt offering in July, we reduced the $900 million syndicated bank facility to $600 million and extended its term to 2012. For the remainder of 2009, we can now turn our attention to aggressively managing our credit book and growing assets at CapitalSource Bank,” concluded Delaney.
“Our capital position, both at the parent company and at CapitalSource Bank, remains strong and liquidity is adequate to meet anticipated needs,” commented CapitalSource Chief Financial Officer, Donald F. Cole. “The amendment and extension of our syndicated bank facility has significantly reduced our debt maturities in 2009 — 2010. Despite continued deterioration in the credit performance of our commercial real estate portfolio, it is encouraging to see signs of stabilization or slight improvement across the rest of our assets,” added Cole.
“Our loan production this quarter is reflective of the continuing slow pace of market transactions which drive new loan opportunities. We do have a strong pipeline, however, as demonstrated by an additional $286 million of loans that were approved but not closed as of the end of the second quarter,” said Tad Lowrey, President and CEO of CapitalSource Bank. “Our tangible common equity to tangible assets ratio is 12.49%, which is among the highest in the industry. At quarter end, we also had a total risk-based capital ratio of 16.77%,” concluded Lowrey.
CapitalSource Bank Segment
•	Commercial loans, including accrued interest, decreased $45 million from the prior quarter to $2.9 billion. There were approximately $211 million in loans closed at CapitalSource Bank during the quarter, including $22 million of maturing parent company loans that were underwritten as new loans at CapitalSource Bank.

•	The “A” Participation Interest, net was $888 million at the end of the quarter, reflecting principal repayments of $193 million, partially offset by discount accretion of $3 million. At the end of the quarter, the “A” Participation Interest represented 23% of the total underlying loan and property balances, a decrease from 27% at the end of the prior quarter and 38% at acquisition in July 2008. Under the “A” Participation Interest structure, the Company receives 70% of all principal collections on the underlying loans and properties. Payments on the “A” Participation Interest are current and the Company’s position remains well secured by the total underlying collateral pool, which was $3.8 billion at the end of the quarter. Management expects the “A” Participation Interest will be paid off in 2010.

•	Cash and cash equivalents totaled $800 million at the end of the quarter, an increase from $616 million at the end of the prior quarter. The increase was primarily due to the maturities of Agency discount notes and principal repayments on the “A” Participation Interest which were invested in cash equivalents.

•	Investment securities, available-for-sale, which consist primarily of investments in Agency discount notes and Agency and Non-Agency MBS, were $816 million at the end of the quarter, a decrease from $1.0 billion at the end of the prior quarter primarily due to the maturities of Agency discount notes and prepayments on Non-Agency MBS.

•	Investment securities, held-to-maturity increased $127 million during the quarter to $219 million due to purchases of an additional $129 million of AAA-rated CMBS during the quarter with an expected yield of 7.03%. CapitalSource Bank focuses on the most senior AAA-rated CMBS tranches with substantial credit support, including cash defeasance.

•	Deposits were $4.5 billion at the end of the quarter, a decrease of $179 million from the prior quarter, primarily due to managing our cost of funds. Average rates on new and renewed certificates of deposit were 1.78% for the quarter, compared to 1.89% for the prior quarter.

•	Interest income was $67 million for the quarter, a decrease of $6 million from the prior quarter, primarily due to reduced discount accretion on the “A” Participation Interest as a result of expected slower rates of repayment.

•	Net finance margin for the quarter was 3.01% compared to 2.69% in the prior quarter, primarily due to our cost of funds decreasing more rapidly than asset yields.

•	Yield on average interest earning assets was 5.19% for the quarter, a decrease of 16 basis points from the prior quarter primarily due to reduced discount accretion on the “A” Participation Interest. Excluding the “A” Participation Interest, yield increased to 5.64% for the quarter from 5.26% in the prior quarter.

•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 2.58% for the quarter compared to 3.16% for the prior quarter. The cost of deposits was 2.60% for the quarter, a decrease of 56 basis points from the prior quarter primarily due to re-pricing higher rate maturing certificates of deposit, along with continued reductions in deposit rates offered. The cost of FHLB borrowings was 1.93% during the quarter.

•	Non-interest income, which consists primarily of loan servicing fee income earned by servicing loans for the parent company, was $8 million for the quarter, unchanged from the prior quarter.

•	Total operating expenses were $26 million in the quarter, an increase of $2 million from the prior quarter primarily due to a $2.5 million FDIC special assessment paid by CapitalSource Bank to the FDIC’s Deposit Insurance Fund, which was part of a required payment for all insured institutions. During the quarter, $3 million of loan sourcing expense was paid to the parent company. Operating expenses as a percentage of average total assets were 1.83%, an increase of 21 basis points from the prior quarter.

•	Total Risk-Based Capital Ratio was 16.77% at the end of the quarter compared to 17.24% at the end of the prior quarter.

•	Tier 1 Leverage Ratio at the end of the quarter was 12.46% compared to 12.87% at the end of the prior quarter.

•	Tangible Common Equity to Tangible Assets at the end of the quarter was 12.49% compared to 13.12% at the end of the prior quarter.
Other Commercial Finance Segment
•	Total commercial loans and loans held for sale, including accrued interest, were $6.2 billion at the end of the quarter, a decrease from $6.4 billion at the end of the prior quarter, primarily due to scheduled loan repayments and charge-offs.

•	Cash and cash equivalents were $199 million at the end of the quarter, an increase from $148 million at the end of the prior quarter.

•	Restricted cash was $168 million at the end of the quarter, an increase from $143 million at the end of the prior quarter. The increase was primarily due to higher collections on securitized loans.

•	Interest income was $133 million for the quarter, a decrease of $18 million from the prior quarter, primarily due to lower interest income on the residential mortgage assets and a decrease in loan yield. Excluding the legacy residential mortgage portfolio, interest income was $113 million for the quarter, compared to $120 million in the prior quarter.

•	Yield on average interest-earning assets was 7.84% for the quarter, a decrease of 49 basis points from the prior quarter, primarily due to lower prepayment related fee income, which accounted for 40 basis points of the decrease. Excluding the legacy residential mortgage portfolio, yield on average interest-earnings assets would have been 8.78% for the quarter compared to 9.68% in the prior quarter. Loan yield was 9.05% for the quarter, a decrease of 57 basis points from the prior quarter.

•	Prepayment-related fee income on loans was $1 million for the quarter, a decrease from $7 million in the prior quarter. Prepayment-related fee income contributed 8 basis points to yield.

•	Cost of funds was 4.23% for the quarter, a decrease of 2 basis points from the prior quarter, and funding spread to average one-month LIBOR decreased 4 basis points to 3.86%.

•	Total operating expenses were $51 million in the quarter, a decrease from $56 million in the prior quarter primarily due to a decrease in professional fees. Operating expenses as a percentage of average total assets were 2.27% for the quarter, a 2 basis point increase from the prior quarter.
Healthcare Net Lease Segment
•	Direct real estate investments, net were $959 million at the end of the quarter, a decrease of $16 million from the prior quarter, primarily due to depreciation and the sale of three properties during the quarter.

•	Operating lease income was $27 million, a decrease of $1 million from the prior quarter.

•	Three properties were sold during the quarter at a 7.91% capitalization rate of underlying lease payments. The total gain associated with the sales was $1 million.
Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale, the “A” Participation Interest and related accrued interest) were $9.9 billion at the end of the quarter compared to $10.5 billion at the end of the prior quarter. The decrease was primarily due to the net reduction in the “A” Participation Interest, loan repayments, charge-offs, loan sales and foreclosures, partially offset by loans funded at CapitalSource Bank.
Credit
•	Loans on non-accrual were $884 million at the end of the quarter, an increase from $615 million at the end of the prior quarter. As a percentage of commercial lending assets, non-accruals were 8.91%. Non-accruals in CapitalSource Bank were $85 million at the end of the quarter compared to $23 million at the end of the prior quarter. As a percentage of commercial lending assets in CapitalSource Bank, non-accruals were 2.26%.

•	Loans 30-89 days delinquent were $118 million at the end of the quarter, a decrease from $126 million at the end of the prior quarter. As a percentage of commercial lending assets loans 30-89 days delinquent were 1.19%. CapitalSource Bank did not have any loans 30-89 days delinquent at the end of the quarter.

•	Loans 90 or more days delinquent were $412 million at the end of the quarter, an increase from $292 million at the end of the prior quarter. As a percentage of commercial lending assets, loans 90 or more days delinquent were 4.15%. CapitalSource Bank had two loans totaling $5 million that were 90 or more days delinquent at the end of the quarter, equal to 0.14% of commercial lending assets.

•	Net commercial charge-offs were $167 million, an increase of $48 million from the prior quarter. As a percentage of average commercial lending assets, net charge-offs for the trailing 12 months ended June 30, 2009, were 5.40%. CapitalSource Bank had $70 million in charge-offs in the quarter, relating principally to two loans. As a percentage of average commercial lending assets in CapitalSource Bank, net charge-offs for the trailing 12 months ended June 30, 2009, were 2.12%.

•	Provision for commercial loan losses was $169 million for the quarter, an increase of $29 million from the prior quarter. CapitalSource Bank added $90 million to its provision for loan losses in the quarter, an increase of $65 million from the prior quarter.

•	Allowance for loan losses was $448 million at the end of the quarter, a net increase of $3 million from the prior quarter. As a percentage of commercial lending assets, the allowance for loan losses was 4.51%. CapitalSource Bank’s allowance for loan losses increased from $71 million to $92 million, or 2.43% of commercial lending assets.

•	Provision for loan losses on the mortgage-related receivables portion of the Other Commercial Finance segment increased to $35 million from $14 million in the prior quarter, due to the credit performance of the residential loans held in the Owner Trusts.

•	Net charge-offs on the mortgage-related receivables portion of the Other Commercial Finance segment increased to $19 million from $5 million in the prior quarter, due to the credit performance of the residential loans held in the Owner Trusts.
Other Income/(Expense)
•	Loss on investments, net was $5 million for the quarter primarily due to write-downs on certain cost-based investments and realized losses on sales. Loss on investments was $16 million for the prior quarter.

•	Loss on derivatives, net was $1 million for the quarter primarily due to lower interest rates having an adverse impact on our pay fixed swaps. Loss on derivatives, net was $0.7 million for the prior quarter.

•	Gain/loss on extinguishment of debt was a $5 million gain for the quarter primarily due to the gain on extinguishment of term debt recognized in the quarter. Loss on extinguishment of debt for the prior quarter, which reflected a loss related to a convertible debt exchange, was $57 million.

•	Other income/loss, net was an $11 million loss for the quarter primarily due to adjustments on loans held for sale and losses on REO, partially offset by gains from healthcare property sales. Other loss, net was $15 million for the prior quarter.

Income Taxes
•	Due to continuing operating losses in the second quarter at some of our taxable entities, we are required by GAAP to establish a valuation allowance against a portion of our deferred tax assets. During the quarter, we recorded a valuation allowance totaling $137 million, or $0.46 per diluted share. The remaining net deferred tax asset totaled $142 million at the end of the quarter. The valuation allowance is a non-cash, accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal. Such evidence would include a period of positive pre-tax income for those entities. Prior to a reversal, the Company will not recognize tax expense or benefit for those entities with an allowance.
Book Value
•	Book Value per share was $8.60 at the end of the quarter a decrease from $9.33 at the end of the prior quarter, primarily due to the current quarter loss. Total shareholder equity was $2.6 billion at the end of the quarter, a decrease of $209 million from the prior quarter primarily due to the loss during the quarter and the dividend payment made to shareholders during the quarter.

•	Tangible book value per share at the end of the quarter was $7.98 compared to $8.70 at the end of prior quarter, primarily due to the current quarter loss. Tangible equity was $2.4 billion at the end of the quarter, a decrease of $208 million from the prior quarter.
Subsequent Events
•	In July, we issued $300 million of 12.75% senior secured notes due July 2014 at an issue price of 93.966% in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. In July, we also sold 20.1 million shares of our common stock in an underwritten public offering at a price of $4.10 per share, including 2.6 million shares purchased by the underwriters pursuant to their over-allotment option. We received aggregate net proceeds of $351 million from these transactions, which were used to reduce our syndicated bank credit facility by $300 million and for general corporate purposes.

•	In July, lenders holding $778 million of indebtedness under our $900 million senior secured syndicated bank facility consented to amend and extend the facility until March 31, 2012, upon satisfaction of certain payment conditions and on July 27, 2009, we reduced commitments under this facility from $900 million to $600 million, in conjunction with the issuance of the Notes, satisfying the payment preconditions for extending the facility. The non-extending lenders’ commitments are approximately $122 million and mature on March 13, 2010.
Share Count
•	Average diluted shares outstanding were 299.5 million shares for the quarter, compared to 290.1 million shares for the prior quarter, primarily due to the full quarter impact of the issuance of 19.8 million shares in February for the convertible debt exchange. Total outstanding shares at June 30, 2009 were 303.3 million.

Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on June 30, 2009 to common shareholders of record on June 16, 2009.
A conference call to discuss the results will be hosted on Thursday, August 6, 2009 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with passcode 1338893. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 noon EDT August 6, 2009 through August 14, 2009. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with passcode 432668. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
A transcript of the earnings conference call will also be posted to the Investor Relations section of the CapitalSource website on August 6, 2009.
Supplemental financial tables and a slide presentation that may be referred to on the conference call will be posted to the Investor Relations homepage of the CapitalSource website prior to the call at the following address: http://www.capitalsource.com/investor_relations.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of June 30, 2009, CapitalSource had total commercial assets of $10.9 billion and $4.5 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about growing our business and our assets, managing our credit book, the impact of the U.S. economy on our business, our expectations regarding future credit performance, our liquidity and capital position, the performance and payment of the “A” Participation Interest, match funding our portfolio, and our valuation allowance against a portion of our deferred tax assets, all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions; continued or worsening disruptions in the economy and credit and other markets; movements in interest rates and lending spreads; continued or worsening charge-offs, reserves and delinquencies; our ability to successfully and cost effectively operate our business, including CapitalSource Bank; our ability to successfully grown deposits and commercial loan assets or deploy capital in favorable lending transactions; competitive and other market pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; changes in tax laws or regulations affecting our business; and other factors described in CapitalSource’s 2008 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.